Exhibit 8

December 15, 2017

Dear Shareholders,

Hiroshi Iwama Director and President The Daisan Bank, Ltd. 510 Kyomachi, Matsusaka-shi, Mie

Notice of Resolution of Extraordinary Shareholders’ Meeting and General

Meeting of Class Shareholders by Ordinary Shareholders

We would like to notify all shareholders that a resolution was made as set forth below at the Extraordinary Shareholders’ Meeting and the General Meeting of Class Shareholders by Ordinary Shareholders of The Daisan Bank, Ltd. (the “Bank”) held today.

(Extraordinary Shareholders’ Meeting)

Matters for Resolution

Proposal No. 1: Approval of Share Transfer Plan with The Mie Bank, Ltd.

This proposal was approved and resolved as proposed. The Bank and The Mie Bank, Ltd. (Address of head office: 7-8 Nishishinchi, Yokkaichi, Mie) will jointly proceed with a share transfer in order to incorporate “San ju San Financial Group, Inc.” (Address of head office: 510 Kyomachi Matsusaka, Mie; Address of headquarters: 7-8 Nishishinchi, Yokkaichi, Mie) which will become the Bank’s fully-owning parent company as of the effective date of (Monday) April 2, 2018.

Proposal No. 2: Partial Amendments to Articles of Incorporation

This proposal was approved and resolved as proposed. The Bank will abolish the record date system for the Ordinary General Meeting of Shareholders, and will delete Article 14 of the current Articles of Incorporation and re-number and organize the article numbers for Article 15 and onwards in association with such deletion.

This amendment to the Articles of Incorporation will take effect on (Saturday) March 31, 2018, on the condition that the effect of the share transfer plan approved under Proposal No. 1 has not become invalid and the share transfer has not been cancelled.

(General Meeting of Class Shareholders by Ordinary Shareholders)

Matters for Resolution

Proposal: Approval of Share Transfer Plan with The Mie Bank, Ltd.

This proposal was approved and resolved as proposed. The Bank and The Mie Bank, Ltd. (Address of head office: 7-8 Nishishinchi, Yokkaichi, Mie) will jointly proceed with a share transfer in order to incorporate “San ju San Financial Group, Inc.” (Address of head office: 510 Kyomachi Matsusaka, Mie; Address of headquarters: 7-8 Nishishinchi, Yokkaichi, Mie) which will become the Bank’s fully-owning parent company as of the effective date of (Monday) April 2, 2018.

END

(Reference) The Bank will distribute dividends of surplus (year-end dividends) for the fiscal year ended March 31, 2018 (from April 1, 2017 to March 31, 2018) to the shareholders or registered share pledgees who are stated or recorded on the final shareholder registry as of March 31, 2018, in accordance with Article 36, Paragraph 1 of the current Articles of Incorporation (i.e., Article 35, Paragraph 1 of the amended Articles of Incorporation).

*	Contact Information

The shareholder registry administrator will be changed to the one set forth below from December 16, 2017.

<Administrator of Shareholder Registry>

Stock Transfer Agency Department, Japan Securities Agents, Ltd.

0120-707-843 (Toll free number)

Operating hours: from 9:00 to 17:00 on weekdays

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.